Exhibit 99.1

MRV RECEIVES ANTICIPATED NASDAQ STAFF DETERMINATION LETTER

CHATSWORTH, CA — April 6, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that, as anticipated, on March 31, 2009 it received an Additional Staff Determination letter from The Nasdaq Stock Market (“Nasdaq”) stating that MRV is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not file its Annual Report on Form 10-K for the year ended December 31, 2008 timely, and that such noncompliance serves as an additional basis for delisting MRV’s common stock from Nasdaq.  The letter states that MRV may present further information regarding its additional deficiency no later than April 7, 2009.

As previously announced and reported, on August 14, 2008, November 17, 2008 and January 2, 2009, MRV received Staff Determination letters from Nasdaq stating that the Company was not in compliance with Nasdaq’s listing requirements because it did not file its Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2008 by the required deadlines, and did not solicit proxies and hold an annual meeting for its fiscal year ended December 31, 2007 on or before the required deadline.  As previously reported, MRV had initiated an appeal process by first requesting a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), which granted MRV an extension of time to February 10, 2009 to become current in its periodic filings.  MRV then appealed the Panel’s decision and sought an additional extension of time from the Nasdaq Listing and Hearings Review Council (the “Listing Council”).  MRV received a letter from Nasdaq stating that the Listing Council will review the Panel’s decision regarding MRV’s continued listing, and the Company provided additional information for the Listing Council to consider on February 27, 2009.

Similarly, MRV intends to provide further information concerning the status of the Company’s ongoing efforts to restate its prior historical statements.  This submission will also include a request for extension of time to June 15, 2009 to file its delinquent 10-Qs and 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is also anticipated to be delayed.

The inability of MRV to file the referenced Quarterly and Annual Reports, solicit proxies and hold an annual meeting, is due to a pending restatement of the Company’s past financial statements.  As previously announced, a Special Committee of MRV’s Board of Directors, assisted by independent legal and financial advisors, conducted an investigation with respect to the Company’s historical stock option granting practices and related accounting, as well as its accounting for earn-outs and profit sharing for certain European subsidiaries.  The Special Committee identified numerous problems with the Company’s historical option granting practices and determined that many options grants during that period, including grants to officers and directors and two members of the Special Committee, were improperly accounted for and insufficiently documented.  The number of grants under review and the extended period of time during which they occurred, has resulted in a lengthy restatement process to ensure the integrity of MRV’s financial statements.  In addition, in the course of the preparation of its restated financial statements, management has become aware of additional errors in its previously released financial statements, unrelated to the accounting for its historical stock options or earn-outs and profit sharing arrangements.  The restated financial statements will include corrective adjustments for these matters, which management anticipates will impact principally accumulated other comprehensive income, minority interest, minority interests’ share of income and accumulated deficit.  MRV is working diligently, in consultation with its outside auditors, to complete that restatement process as promptly as practicable.

An adverse decision by the Listing Council or the failure by MRV to remedy the deficiencies stated in the Nasdaq Staff Determination letters by any deadline specified by Nasdaq would result in the delisting of MRV’s common stock from The Nasdaq Stock Market.  MRV is working diligently to complete all necessary filings and to be in a position to solicit proxies and hold an annual meeting in order to demonstrate compliance with the applicable requirements for continued listing on Nasdaq.  However, there can be no assurance that the Listing Council will grant MRV’s request for continued listing pending the filing of its delinquent reports, solicitation of proxies and the holding of an annual meeting, or that the Listing Council will grant MRV an additional extension of the compliance deadline to June 15, 2009 (or later, if needed), to permit its common stock to remain listed on Nasdaq.  Until a decision by the Listing Council on this request, MRV’s common stock will continue to be listed on Nasdaq.

About MRV Communications, Inc.

MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631